UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934 (Amendment No. 1)*

MOMENTUS INC.
(Name of Issuer)

Common Stock, par value $0.00001 per share
(Title of Class of Securities)

60879E 101
(CUSIP Number)

Jon Layman c/o Prime Movers Lab P.O. Box 12829 Jackson, WY 83002 307-203-5036 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communication)

February 16, 2022 (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §240.13d-1(e), §240.13d‑1(f) or §240.13d-1(g), check the following box:   [  ]

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 60879E 101	SCHEDULE 13D

1		NAMES OF REPORTING PERSONS

Prime Movers Lab Fund I LP

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

WC

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

Not Applicable
6		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

-0-

	8	SHARED VOTING POWER

15,262,526

	9	SOLE DISPOSITIVE POWER

-0-

	10	SHARED DISPOSITIVE POWER

15,262,526

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

15,262,526

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

18.9%

14		TYPE OF REPORTING PERSON (See Instructions)

PN

CUSIP No. 60879E 101	SCHEDULE 13D

1		NAMES OF REPORTING PERSONS

Momentus PML SPV 1 LP

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

WC

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

Not Applicable
6		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

-0-

	8	SHARED VOTING POWER

6,049,779

	9	SOLE DISPOSITIVE POWER

-0-

	10	SHARED DISPOSITIVE POWER

6,049,779

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,049,779

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.5%

14		TYPE OF REPORTING PERSON (See Instructions)

PN

CUSIP No. 60879E 101	SCHEDULE 13D

1		NAMES OF REPORTING PERSONS

Momentus PML SPV 2 LP

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

WC

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

Not Applicable
6		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

-0-

	8	SHARED VOTING POWER

966,903

	9	SOLE DISPOSITIVE POWER

-0-

	10	SHARED DISPOSITIVE POWER

966,903

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

966,903

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.2%

14		TYPE OF REPORTING PERSON (See Instructions)

PN

CUSIP No. 60879E 101	SCHEDULE 13D

1		NAMES OF REPORTING PERSONS

Momentus PML SPV 3 LP

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

WC

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

Not Applicable
6		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

-0-

	8	SHARED VOTING POWER

2,398,186

	9	SOLE DISPOSITIVE POWER

-0-

	10	SHARED DISPOSITIVE POWER

2,398,186

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,398,186

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

3.0%

14		TYPE OF REPORTING PERSON (See Instructions)

PN

CUSIP No. 60879E 101	SCHEDULE 13D

1		NAMES OF REPORTING PERSONS

Prime Movers Growth Fund I LP

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

WC

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

Not Applicable
6		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

-0-

	8	SHARED VOTING POWER

1,949,254(1)

	9	SOLE DISPOSITIVE POWER

-0-

	10	SHARED DISPOSITIVE POWER

1,949,254(1)

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,949,254(1)

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.4%

14		TYPE OF REPORTING PERSON (See Instructions)

PN

(1)	Includes (i) 949,254 shares held by Prime Movers Growth Fund I LP (“PM Growth”), and (ii) a warrant to purchase 1,000,000 shares that is exercisable within 60 days of February 16, 2022.

CUSIP No. 60879E 101	SCHEDULE 13D

1		NAMES OF REPORTING PERSONS

Prime Movers Lab GP I LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

AF

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

Not Applicable
6		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

-0-

	8	SHARED VOTING POWER

21,312,305(2)

	9	SOLE DISPOSITIVE POWER

-0-

	10	SHARED DISPOSITIVE POWER

21,312,305(2)

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

21,312,305(2)

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

26.4%

14		TYPE OF REPORTING PERSON (See Instructions)

OO

(2)	Includes (i) 15,262,526 shares held by Prime Movers Lab Fund I LP (“PML”), and (ii) 6,049,779 shares held of record by Momentus PML SPV 1 LP (“PML SPV 1”), Prime Movers Lab GP I LLC (“PML GP”), is the general partner of PML and PML SPV 1. Dakin Sloss is the manager of PML GP and may be deemed to have or share beneficial ownership of the shares held by PML and PML SPV 1.

CUSIP No. 60879E 101	SCHEDULE 13D

1		NAMES OF REPORTING PERSONS

Prime Movers Lab GP II LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

AF

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

Not Applicable
6		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

-0-

	8	SHARED VOTING POWER

3,365,089(3)

	9	SOLE DISPOSITIVE POWER

-0-

	10	SHARED DISPOSITIVE POWER

3,365,089(3)

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,365,089(3)

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.2%

14		TYPE OF REPORTING PERSON (See Instructions)

OO

(3)	Includes (i) 966,903 shares held of record by Momentus PML SPV 2 LP (“PML SPV 2”) and (ii) 2,398,186 shares held of record by Momentus PMS SPV3 LP (“PML SPV 3”). Prime Movers Lab GP II LLC (“PML GP II”) is the general partner of PML SPV 2 and PML SPV 3. Dakin Sloss is the manager of PML GP II and may be deemed to have or share beneficial ownership of the shares held by PML SPV 2 and PML SPV 3.

CUSIP No. 60879E 101	SCHEDULE 13D

1		NAMES OF REPORTING PERSONS

Prime Movers Growth GP I LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

AF

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

Not Applicable
6		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

-0-

	8	SHARED VOTING POWER

1,949,254(4)

	9	SOLE DISPOSITIVE POWER

-0-

	10	SHARED DISPOSITIVE POWER

1,949,254(4)

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,949,254(4)

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.4%

14		TYPE OF REPORTING PERSON (See Instructions)

OO

(4)	Includes (i) 949,254 shares held by Prime Movers Growth Fund I LP (“PM Growth”) and (ii) a warrant to purchase 1,000,000 shares that is exercisable within 60 days of February 16, 2022. Prime Movers Growth GP I LLC (“PM Growth GP”), is the general partner of PM Growth. Dakin Sloss is the manager of PM Growth GP and may be deemed to have or share beneficial ownership of the shares held by PM Growth.

CUSIP No. 60879E 101	SCHEDULE 13D

1		NAMES OF REPORTING PERSONS

Dakin Sloss

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

AF

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

Not Applicable
6		CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

-0-

	8	SHARED VOTING POWER

26,626,648(5)

	9	SOLE DISPOSITIVE POWER

-0-

	10	SHARED DISPOSITIVE POWER

26,626,648(5)

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

26,626,648(5)

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

32.6%

14		TYPE OF REPORTING PERSON (See Instructions)

IN

(5)	Includes (i) 15,262,526 shares held by Prime Movers Lab Fund I LP (“PML”), (ii) 6,049,779 shares held of record by Momentus PML SPV 1 LP (“PML SPV 1”), (iii) 966,903 shares held of record by Momentus PML SPV 2 LP (“PML SPV 2”), (iv) 2,398,186 shares held of record by Momentus PMS SPV3 LP (“PML SPV 3”), (v) 949,254 shares held by Prime Movers Growth Fund I LP (“PM Growth”), and (vi) a warrant to purchase 1,000,000 shares that is exercisable within 60 days of August 12, 2021. Prime Movers Lab GP I LLC (“PML GP”) is the general partner of PML and PML SPV 1. Prime Movers Lab GP II LLC (“PML GP II”) is the general partner of PML SPV 2 and PML SPV 3. Prime Movers Growth GP I LLC (“PM Growth GP”) is the general partner of PM Growth. Dakin Sloss is the manager of PML GP, PML GP II and PM Growth GP and may be deemed to have or share beneficial ownership of the shares held by PML, PML SPV 1, PML SPV 2, PML SPV 3 and PM Growth.

SCHEDULE 13D

EXPLANATORY NOTE

This Amendment No. 2 (this “Amendment No. 2”) to the Statement on Schedule 13D (as amended, the “Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) to report the Reporting Persons’ beneficial ownership of the common stock, par value $.00001 per share of Momentus, Inc., a corporation organized under the laws of the state of Delaware (the “Issuer”). This Amendment amends and supplements the Statement originally filed on October 8, 2021 with the Commission. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Statement.

Item 5.                            Interest in Securities of the Issuer

The aggregate percentage of shares of Class A Common Stock reported to be beneficially owned by each person named on the cover pages hereto is determined in accordance with the rules of the Securities and Exchange Commission and is based on 80,580,232 shares of Class A Common Stock of the Issuer outstanding as of September 30, 2021, as reported in the Quarterly Report on Form 10-Q filed by the Issuer with the Securities and Exchange Commission on November 10, 2021.

(a) — (b)                          See Rows 7-11 and Row 13 of each cover page.

(c)            The Reporting Person has effected no transactions in the Common Stock within the past sixty days, except as previously reported on Forms 4 filed with the Commission as follows:

(i)
on February 14, 2022 each of the following Reporting Persons sold the following amounts of shares of Class A Common Stock for an average weighted price of  $3.3661 (1) PML sold 218,575 shares, (2) PML SPV 1 sold 86,639 shares, (3) PML SPV 2 sold 13,847 shares, (4) PML SPV 3 sold 34,345 shares, and (5) PM Growth sold 13,594 shares;

(ii)
 on February 15, 2022 each of the following Reporting Persons sold the following amounts of shares of Class A Common Stock for an average weighted price of $3.0093 (1) PML sold 208,450 shares, (2) PML SPV 1 sold 82,626 shares, (3) PML SPV 2 sold 13,206 shares, (4) PML SPV 3 sold 32,754 shares, and (5) PM Growth Fund sold 12,964 shares; and

(iii)
on February 16, 2022 each of the following Reporting Persons sold the following amounts of shares of Class A Common Stock for an average weighted price of $ 2.6912 (1) PML sold 388,909 shares, (2) PML SPV 1 sold 154,15 shares, (3) PML SPV 2 sold 24,638 shares, (4) PML SPV 3 sold 61,109 shares, and (5) PM Growth sold 24,188 shares.

SIGNATURES

After reasonable inquiry and to the best of its knowledge and belief, the undersigned hereby certify that the information set forth in this statement is true, complete and correct.

Date: February 18, 2022

PRIME MOVERS LAB FUND I LP MOMENTUS PML SPV 1 LP

By:	Prime Movers Lab GP I LLC, General Partner
By:	/s/ Jon Layman
Name:	Jon Layman
Title:	Authorized Person

PRIME MOVERS LAB GP I LLC
By:	/s/ Jon Layman
Name:	Jon Layman
Title:	Authorized Person

MOMENTUS PML SPV 2 LP MOMENTUS PML SPV 3 LP

By:	Prime Movers Lab GP II LLC, General Partner
By:	/s/ Jon Layman
Name:	Jon Layman
Title:	Authorized Person

PRIME MOVERS LAB GP II LLC
By:	/s/ Jon Layman
Name:	Jon Layman
Title:	Authorized Person

PRIME MOVERS GROWTH FUND I LP

By:	Prime Movers Growth GP I LLC, General Partner
By:	/s/ Jon Layman
Name:	Jon Layman
Title:	Authorized Person

PRIME MOVERS GROWTH GP I LLC
By:	/s/ Jon Layman
Name:	Jon Layman
Title:	Authorized Person

DAKIN SLOSS
/s/ Dakin Sloss

Exhibit A

JOINT FILING AGREEMENT

PURSUANT TO RULE 13D-1(K)(1)

The undersigned acknowledge and agree that the Statement on Schedule 13D filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, par value $0.00001 per share, of Momentus Inc., a Delaware corporation, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned that is named as a reporting person in such filing without the necessity of filing an additional joint filing agreement. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This joint filing agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: February 18, 2022

PRIME MOVERS LAB FUND I LP MOMENTUS PML SPV 1 LP

By:	Prime Movers Lab GP I LLC, General Partner
By:	/s/ Jon Layman
Name:	Jon Layman
Title:	Authorized Person

PRIME MOVERS LAB GP I LLC
By:	/s/ Jon Layman
Name:	Jon Layman
Title:	Authorized Person

MOMENTUS PML SPV 2 LP MOMENTUS PML SPV 3 LP

By:	Prime Movers Lab GP II LLC, General Partner
By:	/s/ Jon Layman
Name:	Jon Layman
Title:	Authorized Person

PRIME MOVERS LAB GP II LLC
By:	/s/ Jon Layman
Name:	Jon Layman
Title:	Authorized Person

PRIME MOVERS GROWTH FUND I LP

By:	Prime Movers Growth GP I LLC, General Partner
By:	/s/ Jon Layman
Name:	Jon Layman
Title:	Authorized Person

PRIME MOVERS GROWTH GP I LLC
By:	/s/ Jon Layman
Name:	Jon Layman
Title:	Authorized Person

DAKIN SLOSS
/s/ Dakin Sloss